Mail Stop 6010

      	October 24, 2005

Mr. Paul Frenkiel
Executive Vice President and Chief Financial Officer
Republic First Bancorp, Inc.
1608 Walnut Street, Suite 1000
Philadelphia, PA 19103

      Re:	Republic First Bancorp, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 30, 2005
      File No. 000-17007

Dear Mr. Frenkiel:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant